LIPPERT/HEILSHORN & ASSOCIATES, INC.

Moderator: Paul McCormickJuly
28, 2005

4:00 pm CT

Operator:

Welcome to the Endologix Incorporated second quarter 2005 financial results conference call. At this time all participants are in a listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by 1 on your touchtone telephone. If anyone has difficulty hearing the conference, please press star zero for operator assistance.

As a reminder this conference is being recorded today July 28, 2005.

I would now like to turn the conference over to Ms. Jody Cain. Please go ahead ma’am.

Jody Cain:

This is Jody Cain with Lippert Heilshorn and Associates. Thank you for participating in today’s call.

Joining me from Endologix are Paul McCormick, president and chief executive officer and Bob Krist, chief financial officer.

Earlier this afternoon, Endologix released financial results for the second quarter of 2005. If you’ve not received this news release or if you’d like to be added to the Company’s distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Cheryl Guertin.

This call is also being broadcast live over the internet at www.endologix.com. And a replay of the call will be available on the Company’s website for the next 90 days.

Before we begin I’d like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of federal securities laws. These forward-looking statements involve material risks and uncertainties. For a discussion of risk factors, I encourage you to review the Endologix annual report on form 10-K, subsequent reports as filed on the Securities and Exchange Commission.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast July 28, 2005. The company undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I’d like to turn the call over to Paul McCormick.

Paul?

Paul McCormick:

Thank you Jody. And I would like to extend my thanks to each of you for joining us on this, our first quarterly conference call.

Today we reported results from a solid quarter featuring a 45% increase in domestic revenue compared with the first quarter of this year. As we continued with a strategic, limited U.S. market launch of the Powerlink System. Based on our success, we plan a more extensive domestic product introduction in coming months.

Late last year on receiving U.S. marketing approval we expanded our sales team to six. And all with the exception of one had direct experience selling AAA endovascular devices. Our team was charged with gaining hospital approvals and providing physician training in specific geographic territories.

We are gratified by the success of our strategy. We are finding that hospitals are open to adopting our technology and physicians have performed implants in more than 55 hospitals. Even more impressive is that the majority of Powerlink procedures are being performed by physicians who are not among our clinical investigators. A fact we believe signifies acceptance from within the endovascular community.

Through June of this year we had expanded our regional managers to a total of four and our sales force to a total of 12. And while the most recent hires have significant vascular implant experience, none has worked directly with endoluminal grafts.

As expected, we are finding that it takes five to seven months to bring new representatives to the point where they are contributing to our top line. So far sales are primarily the results of the efforts from the initial six reps but we expect to see contribution from the six new reps in the upcoming quarter.

We continue to build out our market presence, having hired seven additional reps this month, who have already begun sales training. Our plan is to expand our sales force to approximately 30 representatives by the end of this year.

Also to support ramping sales last week we relocated our operations down the block to a 30,000 square foot facility that should provide us with ample capacity for our future growth.

In mid-May we provided an update on efforts to gain Japanese approval. We announced the Ministry of Health declined Shonin approval for our PowerWeb device, which was the predecessor of the Powerlink. It is important to note this decision was based on the original Japanese clinical trial design. It was not the result of patient outcomes.

As you may know, the process to gain marketing approval in Japan is different than in the U.S. We had based our clinical trial design on discussions with our regulatory in-country caretaker, unfortunately at that time, the regulations did not permit guidance by the Ministry of Health as it pertained to clinical trial design. While we are disappointed with the decision, we view it only as a delay and we are very optimistic about gaining approval in Japan for the Powerlink system.

The Japanese Ministry of Health Expert Panel has indicated that we can use our existing PowerWeb results as supplemental data, and combined with the Powerlink U.S. pivotal trial results, file for Shonin approval of the Powerlink System. This means we will not be required to run an additional clinical trial in Japan. We believe that manufacturing a single endoluminal graft platform will be beneficial in our worldwide marketing plan.

Our current expectation is that we will obtain the Shonin for the Powerlink in the second half of 2006. Given the fact that we will not be required to run additional Japanese trials, we may still be first to market in Japan. Upon receipt of the Shonin, we will immediately file for hospital reimbursement and have expectations of generating product revenue in 2007.

This week we announced that the FDA has approved initiation of our clinical trials for AAA patients with aortic necks up to 32 millimeters in diameter. Estimates are that 5 to 10% of patients being considered for an endoluminal graft are denied treatment due to the size of the aortic neck. If we gain approval, we’ll have the only device approved for endovascular repair of aneurisms with aortic necks over 28 millimeters in diameter.

The company is pursuing two clinical strategies. The first is to add a large diameter suprarenal bifurcated device to our ongoing suprarenal trial. We expect that on a go forward basis the remaining 90 patients to be enrolled in this study will be those with a large diameter aortic neck. We are executing a second clinical strategy utilizing a large diameter proximal cuff in conjunction with an FDA approved Powerlink bifurcated endoluminal graft. This seven-center study requires a 60 patient enrollment. We expect to begin enrollment in both studies this quarter.

Earlier this month we completed a private equity placement that raised 15.5 million to fund future growth. We completed this transaction on terms that we believe are favorable to the company and to our shareholders. Further, we attracted investments from several highly respected institutions and we welcome their participation. Needless to say, we are pleased to have this financing in place and we can now transition from our focused launch to full commercialization of the Powerlink System in the U.S.

With that, I ask Bob Krist to review our quarterly financial performance.

Bob Krist:

Thanks Paul. I too would like to offer my thanks to all of you joining us on this call.

In reviewing our second quarter financial results, total revenue was $1.6 million, up from $1.2 million in the second quarter of 2004. Excluding royalties, overall product revenue increased 74% to $1.5 million from $860,000 last year.

Significantly, domestic product sales grew to $900,000 in the second quarter of this year compared with $139,000 last year. All of that related to clinical trials. And compared to $621,000 in the first quarter of 2005.

International product revenue decreased during the second quarter of this year to $595,000 from $721,000 last year. We believe, however, that usage of the Powerlink system overseas was actually higher this year than last as last year’s second quarter results included initial stocking orders from our then newly appointed distributor, Edwards Lifesciences.

And as expected, royalty income from licenses technology decreased in the second quarter of 2005 to $67,000 from $342,000 last year. Royalty payments are based on the sale of products by Guidant Corporation using coronary stent delivery technology that was developed by our predecessor company. Royalty revenue is expected to remain at approximately $60,000 per quarter through 2005 and is not expected to be a material component of future revenues.

Turning to gross margins and excluding the effect of royalty income, product gross margin was 61% in the second quarter of 2005, a significant increase from 52% in the 2004 second quarter and 53% in the first quarter of this year. Gross margin improvement was due to the impact of higher average selling prices for our direct U.S. commercial sales as compared to lower pricing to distributors in international markets. We anticipate that an increasing mix of domestic revenue will continue to drive margin expansion higher throughout 2005.

Our total operating expenses were $4 million in the 2005 second quarter compared with 2.9 million last year.

Research, development, and clinical expenses were 1.5 million, down slightly from the 1.7 million last year due to somewhat lower clinical trial expenditures.

General and administrative expenses of $789,000 were essentially unchanged from the second quarter of last year and were $650,000 less than in the first quarter of 2005. This decline from the first quarter was due to the completion of our 2004 Sarbanes-Oxley compliance activities this past March.

Sales and marketing expenses increased to $1.7 million in the 2005 second quarter, up from $481,000 last year due primarily to the on going build out and training costs for additional field sales representatives and the expansion of marketing programs. Since the second quarter of 2004, and through last month, we had expanded our domestic sales force from three field based employees to 17 sales representatives and managers.

During the same period, office based marketing and customer service headcount increased from two to five. We expect that our selling and marketing expenditures will continue to increase throughout 2005 as we continue to add sales representatives and expand into new markets.

Other than in the sales and marketing functions, we expect only modest increases in other operating expenses from current year to date levels.

Overall then, our net loss for the second quarter of 2005 was $2.9 million or 9 cents per share, which compares with a net loss of $2 million or 6 cents per share for the second quarter of 2004.

In reviewing the results for the first half of 2005, total revenue was $3 million compared with $2 million for the first half of last year. Operating expenses increased to 8.2 million from 5.5 million. Again, due primarily to the expansion and development of our direct sales force and the U.S. launch of the Powerlink System as well as costs associated with Sarbanes-Oxley compliance during the first quarter of this year.

The net loss for the first half of 2005 was $6.2 million or 19 cents per share, which compares with a net loss of $4 million or 13 cents per share for the first half of 2004.

During the second quarter we used $5.1 million of cash. Of that total, about $1.1 million was to increase inventories prior to shutting down and relocating our manufacturing facility during this current quarter. Another 1.2 million was spent on leasehold improvements for our new facility. And about 2.5 million was used in operations.

So as of June 30, we reported cash and marketable securities of 12.5 million compared with 21.9 million last December 31. As Paul mentioned we successfully raised 15.5 million in net proceeds from a financing completed earlier this month and those dollars will be reflected on our balance sheet as of September 30.

Paul.

Paul McCormick:

Thanks Bob.

As I mentioned earlier, we’re very pleased with our domestic launch of the Powerlink System. We also consider increasing visibility with investors as an important activity. We’re delighted to be included in the first Russell Micro Cap Index and note that many fund managers and other investors use the Russell Index as a tool in making investment decisions.

Among our upcoming investor outreach activities, we will be presenting at the Adams Harkness 25th Annual Summer Seminar in Boston next week. For those of you attending this conference, we encourage you to meet us in person.

Additionally we will be webcasting our presentation, which will be accessible from our website.

Before opening the call to your questions though, I’d like to briefly review our growth strategy. First, we’ll be hiring additional sales representatives during the remainder of this year. Our plan is to exit 2005 with a force of about 30 and expand our efforts geographically. We will then complete the sales force build out in 2006.

Second, we are taking steps to move forward with the Shonin approval in Japan for our Powerlink System. Our expectations are that we will obtain approval in the second half of 2006. Immediately thereafter we will file for hospital reimbursement and expect to generate sales to our distributor in 2007. The Japanese AAA endoluminal graft opportunity is estimated by our distributor to be approximately a quarter to one third the size of the U.S.

Third, we are conducting clinical trials to expand the application of endoluminal grafts to patients with large diameter aortic necks. Many of these patients cannot be treated with approved devices at this time.

Longer term, we are continuing feasibility studies on self-expanding sealants for aortic aneurisms to be used in conjunction with endoluminal grafts. We are currently developing techniques and delivering the material to ensure visibility of control.

As you can see, we intend to develop our technology and presence in order to expand the market for the Powerlink System. In addition, we are committed to investigate innovative solutions to further eliminate barriers and increase applicability for the minimally invasive treatment of aortic aneurisms.

Before concluding my prepared remarks and opening up for questions, I’d like to make a comment regarding financial guidance. We believe it is too early to provide formal guidance at this time. Our revenue is headcount driven and as we’ve discussed, we estimate that it takes five to seven months for each new sales hire to begin contributing to revenue. We also are not yet certain about any possible seasonal fluctuations in our business.

These factors, among others, make providing guidance challenging at this stage. However, we are sensitive to our investors and want to provide the most current visibility into the uptake of our technology. As such, for this call, we’re providing sales figures for the current month.

So for July alone, we expect domestic revenue to be greater than $480,000, which is more than 50% of the domestic revenues for all of Q2. There is great enthusiasm in our sales force and our very pleased with our progress to date.

So with that said, I’d like to open up the call to your questions.

Operator?

Operator:

Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star then the number 2.

If you are using a speakerphone please pick up the handset before entering your request.

Again we request that if you have pressed star 1 to ask a question before this time, please press it once more to ensure you entered the queue.

One moment please for the first question.

Paul McCormick:

You know while we’re waiting for the first question some of you have asked to see a demonstration of the Powerlink procedure. Let me invite you all to view a video segment of an actual emergency case available on the clinical information tab of our website at www.endologix.com.

Operator, we’re ready for the first question.

Operator:

Your first question comes from Pat Pace with UBS.

Pat Pace:

Hey everybody.

Paul McCormick:

Hey Pat.

Bob Krist:

Hey Pat.

Pat Pace:

Hey.     Couple questions. On your sales force strategy, 30 by the end of this year, what do you expect to finish with at the end of ‘06?

Paul McCormick:

We think to build this out completely we’re going to need in the neighborhood of probably 40, maybe 50 reps. You know, that’s kind of the target but we’ll be able to cover the entire country with the 30, we believe. And then we’ll just – as they’re growing the business, get a little more intense into certain markets.

Pat Pace:

Okay.     And just to I guess be clear on second quarter revenues, I’m assuming all of those revenues came from the original 6 reps. Is that…?

Paul McCormick:

Or accounts that they opened. There was only about $50,000 of the revenue in Q2 that came from new accounts opened by this second group of reps that we hired in February and May.

Pat Pace:

Okay.     And then based on your numbers I should assume that you should have about 19 or 20 reps at full speed by the end of – I guess by January of ‘06?

Paul McCormick:

Yeah.     I think that’s clear. You know, we just brought in seven more. Obviously as we have more centers doing cases, they can see cases a lot quicker. Hopefully, they can come up to speed a little faster.

We were able to have two of those reps who actually came from Guidant so they have experience.

Pat Pace:

Right.

Paul McCormick:

I think, you know, with the financing and with kind of the enthusiasm in the endovascular community there are some reps who are looking very seriously at Endologix.

Pat Pace:

Okay.     That’s great. I’ll ask one more and then get back in the queue.

Your sales figures for July, if you look out to August are you concerned about seasonality as far as surgeons going on vacation, stuff like that? Or is that a pretty good number to extrapolate through the third quarter?

Paul McCormick:

Hard to say. I think, you know, we were already at 100 million. Seasonality may play a very large role. You know we’re taking a read of this on the – from the reps and physicians booking cases, which we’re already booking in August. I’d like to get through one August and September and I’ll get back to you.

Pat Pace:

Sounds good. Okay. I’ll let some other guys ask some questions.

Paul McCormick:

Okay.

Operator:

Your next question comes from Matthew Scalo with Adams Harkness. Please go ahead with your question.

Matthew Scalo:

Hi Paul and Bob.

Paul McCormick:

Hey Matt.

Matthew Scalo:

Hey.     Just had a couple quick questions in regards to the number of accounts that actually did their first implant in the second quarter. Can you provide that?

Paul McCormick:

I would say – it’s probably in the neighborhood of 30. So we did 26 – roughly 26 accounts in Q1. And then by the end of Q2 we had opened up, you know, had gone out to like 55, 56 accounts.

Matthew Scalo:

Okay.     And are there a handful of accounts or just how many accounts have maybe done closer to five implants to date? Do you have that?

Paul McCormick:

I don’t have that. You know most of these, you know, again, you take an account if they’re busy they may do 40, 50 of these a year. They’re going to – most physicians are going to do a case or two. See how it goes. See how it fits within their practice. You know, they’re going to start usually with the more straightforward cases and then build up the intensity.

Matthew Scalo:

Right.

Paul McCormick:

You’re not – you know, this is not – you’re not shifting, you know, 80% of the business in a short period of time.

Matthew Scalo:

Okay. And.

Paul McCormick:

From a modeling standpoint.

Matthew Scalo:

Right.     Right. And as far as just the number of implants that have been done to date, can you give me kind of a rough percentage of how many have needed, I guess these incremental cuffs or extensions?

Paul McCormick:

Oh, I would say the vast majority of them. And I think that speaks to that the physicians even in the early stages are tackling more complex anatomy that we may have seen in our clinical trial. So I see that as a pretty much a positive that they’re finding a role for the technology in a much broader patient population that may have been reflected in the clinical study, per se.

Matthew Scalo:

Okay.     Can you give me kind of a ballpark range of an ASP for a cuff or an extension or is this kind of a group package that you tend to sell to docs?

Paul McCormick:

I’d say it’s fair to say that the average selling price per case, you know, is in the neighborhood of 11 to $12,000.

Matthew Scalo:

Okay.     So that’s fairly stable from what you’ve seen in the past?

Paul McCormick:

Oh yeah. There’s not really – my general sense is there’s not a lot of pricing pressure going on.

Matthew Scalo:

Okay.

Paul McCormick:

This is really driven by clinical outcomes, what a physician’s experience has been with the various devices he has used, the hospital makes money with the stent grafts. It’s not an issue there.

Matthew Scalo:

Okay.

And in regards to just kind of Edwards Lifesciences and maybe the relationship over in Europe, it sounds like it’s improving yet they’re working down some inventory and realize the seasonality and the third quarter here, but can we start to see maybe a pick up going forward and maybe what’s a normalized rate we should kind of factor in going forward per quarter?

Paul McCormick:

Yeah.     Well, we are doing more implants over there. There is enthusiasm on their part. By the way, Edwards does not cover all of Europe for us. We have some, you know, another distributor and some countries as yet uncovered.

We’ll probably circle back. Our focus really is on the U.S. We have one headcount for all of Europe.

Matthew Scalo:

Okay.

Paul McCormick:

And it’s really been more to – at this stage, to maximize cash flow back to the company. But you know, I think they’re getting – I think there’s some more enthusiasm on their part. The challenge is we are not a manufactured device by Edwards and you know, they have other devices in their bag.

Matthew Scalo:

Okay.

Paul McCormick:

So that’s kind of the yin and yang that we face.

Matthew Scalo:

And did I understand correctly in regards to you’ve made – successfully made the transfer to this new facility?

Paul McCormick:

Not manufacturing. We’re still manufacturing in the old facility but everybody else is over here.

Matthew Scalo:

Okay.

Paul McCormick:

And we’d love to have anybody who visits out here to come see our facility.

Bob Krist:

But we’re less than a mile away so…

Matthew Scalo:

Okay.     Terrific. Will there be manufacturing at the new facility or is it just more of a?

Paul McCormick:

Oh absolutely. We have a – how many square feet?

Bob Krist:

More than 5,000 square feet.

Paul McCormick:

5,000 square feet. We can – you’ve been by the facility. It’s got a, you know, double, triple what you saw.

Matthew Scalo:

Okay.     Okay. Terrific guys. Congratulations on the call as well.

Paul McCormick:

Thanks Matt.

Operator:

Your next question comes from the line of John Putnam with Stanford Group Company. Please go ahead with your question.

John Putnam:

Yeah.     Thanks. Paul I think most of my questions have been answered but one thing I’m curious about is how many – how much handholding, I guess, or how many procedures does it require for a physician or a surgeon to get comfortable with the procedure and being able to do it himself?

Paul McCormick:

I think, generally, you know, from a training standpoint with the FDA, you know, it’s five. It may vary from physician to physician. But realistically we’re going to have a rep in on every case because there’s other advantages. You know, bonding and building brand loyalty by being there, particularly for tough cases.

John Putnam:

No. I can understand that.

Paul McCormick:

It makes.

John Putnam:

Great job.

Paul McCormick:

It’s like the old, you know, pacemaker days when you’re in with the – as they do in the implants.

John Putnam:

Be careful now.

Paul McCormick:

Well, that’s the only analogy I’m drawing.

Paul McCormick:

All right.

Operator:

Your next question comes from the line of Eli Kammerman with Cathay Financial.

Eli Kammerman:

Thanks and good afternoon.

Paul McCormick:

Hi Eli.

Bob Krist:

Hello Eli.

Eli Kammerman:

Hey.     What are your plans with regard to expanding the offerings in the bag to include grafts for thoracic aneurisms at this point now that Medtronic has kind of acted as a trailblazer there?

Paul McCormick:

You know, our goal, you know, even as our vision of this company is we have to bring innovative solutions and be better not just fill the bag. You know, we have marketplace for AAA with what we think is the best device that is growing to be, you know, $500 million over the next few years. You know, our mantra here is don’t screw that up.

But we are looking at things like, particularly for aortic dissection where there is not a device out there. You know, we’re doing some very preliminary work there. And then, of course, our whole project of looking at sealant. If we can reduce some of the barriers to the use of endoluminal grafts and/or reduce the intensity of surveillance, all of a sudden, not only do we have a product offering that could be used potentially with anybody’s stent graft but you actually enhance the applicability of the basic technology.

So you know, from a priority standpoint, we have to take advantage of the opportunity we have in front of us and then look at ways we either can expand that market or provide other products but not just fill the bag with you know, another product just as a me too.

Eli Kammerman:

Okay.     And then on another topic. We’ve seen that Medtronic has fairly successfully sponsored these ultrasound screening programs to pick up patients with a hit rate of about 2%. Do you think that you can benefit from their investment there or do you have any plans to sponsor similar types of screening programs?

Paul McCormick:

Yeah.     We won’t – we have no plans to sponsor those kinds of programs. What’s fascinating and we applaud their effort – we’ll just have a rep outside the tent.

But you know, they’ll screen and you know, as the government works towards an ultrasound screening approval, you know, greater awareness will send these physicians ultimately to a vascular surgeon. And the vascular surgeon in conjunction with the patient, will decide what is the right technology in their situation based on the physician’s experience and his own track record with various technologies as it relates to deliverability and durability.

So our focus really is on the vascular surgeon who, you know, plays a large role in device decision and we’ll leave the beating the bushes for more patients to the large companies because we are aligned in that venture.

Eli Kammerman:

Okay.     And then finally, on this Medicare screening reimbursement proposal for AAA detection.

Paul McCormick:

Yes.

Eli Kammerman:

Can you hazard any kind of a guess as to when that bill might be finished making its way through Congress and possibly approved?

Paul McCormick:

The last thing I had heard through, you know, kind of sources is that it’s not likely the bill as a stand alone will go through. It’s more likely that if there is some legislation with regard to Medicare or Medicaid or something in that vein that it would be included within that. And there is a potential of it in 2006.

Having said that, the very fact that there’s a greater awareness, you know, the vast majority of these people with AAA also have cardiac conditions. So if they’re going to their cardiologists for cardiac disease and he sends them off to have an ultrasound, you know, you’re going to capture a lot of those patients anyway.

So the general awareness, in and of itself, is probably increasing the detection rate for AAA.

Eli Kammerman: Okay. Thanks so much.

Paul McCormick:

Thank you.

Operator:

Our next question comes from Wade King with Montgomery and Company. Please go ahead with your question.

Wade King:

Hey guys. Can you hear me?

Paul McCormick:

Yeah. Sure can Wade.

Wade King:

Congratulations on the quarter. Couple questions please.

First off, doesn’t sound like you’ve got early summer seasonality if July sales figures are 480,000. Could you give us an idea given the 900,000 the second quarter, was it kind of a typical progression with, you know, some of the larger percentage of the quarter at the end? In other words was June 350 to 400, for example? And that would be a comparative metric to July? Or was it actually higher than that?

Paul McCormick:

You know with these cases, I think what’s happening, you know, we started with these reps – and first of all you’ve got to get visibility to the vascular surgeons who are a pretty conservative group, generally.

Wade King:

Very conservative.

Paul McCormick:

And so you’re getting visibility and you know, in the early days its okay, well I’m going to try one. Let’s look at patient X and I’m going to do it in, you know, eight weeks. And you’d schedule it pretty out far in advance. But as the physician’s got experienced, you know, we’ve had a number of cases where the physician said, look, why don’t you come over. Take a look at this CT. You know, they did the case within two days.

So these are, you know, you hate to put it this way, but if they’re perishable goods, these aortic aneurisms. It’s not something you can manage generally from our side of when these patients get treated. And so there is an increasing rate of treatment as we go. Hard to say month to month but certainly the cycle time from physician’s interest to doing a case is shortening as the reps get to be known by these reps – by the physicians and as cases are successful.

Wade King:

And while, clearly, you don’t want to give out monthly figures necessarily on sales on a monthly basis.

Paul McCormick:

We did in July.

Wade King:

I assume that the July figure was certainly a double-digit sequential increase over June.

Bob Krist:

Yes.

Paul McCormick:

Yes.

Wade King:

Okay.     Appreciate that. A quick question. Of the – thanks for the detail on the use of cash in the quarter. I presume that you know, in inventories t least over the past six months were up a couple million dollars. Where do you think inventories – one, where do you think inventories are going to level out given the growth in the business? What’s reasonable in terms of expectations?

And secondly, do you expect to see a similar contribution to the inventory build and its impact on cash in the quarter in the coming – in the summer quarter?

Bob Krist:

We had two principle reasons why we wanted to get ahead of ourselves a little bit with inventory. First, we wanted to be sure that we were prepared to support the sales team in volume as we continue to ramp up there. And secondly, as I mentioned in my remarks, when you move a facility you want to be sure you have a little bit extra safety margin for the unknown unknowns.

So we’ve accomplished that. We have now settled into a fairly consistent run rate that I think will maintain through the third quarter and sales will begin to narrow the gap between the rate of production and the rate of sales but we won’t get into equilibrium until about Q4.

Wade King:

Okay.     And I assume the leasehold improvement cash will not be repeated in the current quarter?

Bob Krist:

I’m sorry. That’s correct. I think we have – I think we have about $300,000 yet to pay off for the remainder of the project.

Wade King:

Okay.     Very good. And one clarification on the sales rep forecast of 30 sales reps. Is that 30 pure reps and managers and some of the office based marketed customer service headcount is on top of that?

Paul McCormick:

No. That would be 30 total.

Paul McCormick:

That would be 30 territories, sales territories.

Wade King:

Okay.     And the rest of the personnel are on top of that? Is that right?

Paul McCormick:

Right.     We think, you know, with 30 we’ll probably get out to six managers. We have four right now. So we’re looking at that kind of ratio. And then as we go into 2006 probably keep the same number of regional managers. Add one across the board to the six. And then look at building out another region. That’s the tentative plan.

Wade King:

Okay.     You indicated ASPs were stable. Was it for – so there wasn’t any price increase in the latest quarter?

Bob Krist:

No.     That’s correct. But the effective average is, of course, increasing as the domestic mix grows faster than the international mix.

Wade King:

Absolutely.     Okay gents. Thank you very much.

Paul McCormick:

Thanks Wade.

Operator:

Your next question comes from Pat Pace with UBS. Please go ahead with your question.

Pat Pace:

Great.     Thanks. Just a few more questions.

Paul McCormick:

Sure.

Pat Pace:

On the manufacturing, I guess the new manufacturing facility when do you expect to move into that? More open it up?

Bob Krist:

Yeah.     We’re within about four weeks of doing that.

Pat Pace:

Okay.     And what will be your capacity at that point?

Bob Krist:

The capacity is – we’re fortunate in that we’re really able to size capacity largely with the number of folks that we bring on board. There is actually quite low capital intensity in the process. And given the size of our clean room the amount of space we have in this facility, it’s just simply a function of adding people variably as the sales grow.

Pat Pace:

Okay.     So there’s no risk of being capacity constrained for the next three years.

Bob Krist:

That would be a very nice problem.

Pat Pace:

Okay.     And then just on the – question on the wide diameter trial. I’m assuming that your second strategy using the wide diameter cuff would be a faster route to getting it on the market. Can you just talk a little more, Paul, about that strategy and when that product could possibly hit the market?

Paul McCormick:

Yeah.     There is – you know, the whole purpose originally as people looked at suprarenal versus infrarenal was does superrenal give greater fixation for these devices, particularly suprarenal devices that have hooks or barbs? And what was the trade off of crossing the renals? And there’s still a debate going on.

You know, one of the things that we learned early in the process is that, you know, we get a lot of our fixation really from column strength and just holding the device in place. It can’t migrate anywhere. And so we had started the suprarenal trial, you know, a number of years back and were enrolling under that.

So by adding a large diameter to our suprarenal trial, it now gives physicians, those investigators, the ability to treat patients that they couldn’t treat with a commercial device. And we’ll see what the enrollment rate is there.

The large diameter cuff, obviously, because we can use it with an FDA approved device is going to be attractive to those seven centers because they’ll have been comfortable with their current technique of using the infrarenal device. But we have to enroll 60 patients in 7 centers. Both studies require one-year follow up.

So it truly is unclear the better clinical strategy between the two and we’re going to run them both, which is why you do a study. But my general sense is enrollment will go maybe a little quicker with the FDA device and the suprarenal cuff because it’s exactly what they’re doing right now with the Powerlink System.

Pat Pace:

Okay. Thanks guys.

Paul McCormick:

Thanks Pat.

Operator:

Once again, ladies and gentlemen, as a reminder to register for a question please press star then the number 1 on your telephone.

Your next question comes from (Matthew Scala) with (Adams Harkness). Please go ahead with you question.

Matthew Scalo:

Hey guys. I just had a quick follow up. Is there anything as far as an update to report on that CryoLife BioFoam product in combination?

Paul McCormick:

Well, we’re still doing feasibility and because the basic substance, which is, you know, the biologic used in open procedures. Now we’re doing it under fluoroscopy, which means we have to look at the appropriate balance of visibility. Getting into place. Making sure it doesn’t – that it foams adequately so it doesn’t move down the lumbar arteries.

So we’re still very excited about this space the more we work in this. It’s a terrific opportunity but we’re still in – I would call it the feasibility stage.

Matthew Scalo:

Okay.     Okay. And I did want to go back to one question. You had commented earlier in regards to enrollment speed for both the suprarenal arm as well as the infrarenal for the larger diameters. Is there a target? Could we see, you know, half of these potential 150 patients being enrolled, let’s just say in the next two quarters, three quarters? Can we get some kind of idea?

Paul McCormick:

I think internally we’re looking at, you know, three to four quarters to enroll these patients. You know, we’re going right now. They’re going – we’ve gotten the approval from the FDA. Now we’ve got to go to, you know, get IRB approvals.

For most of the hospitals that were already in the suprarenal trial that they’re just adding a device, that may very well be an expedited IRB approval. And for the seven centers because the attractiveness of being able to treat a large center, I think physicians will move quickly to push those through.

So we expect to start enrolling this quarter. But I think it’s reasonable to think in three to four quarters we’ll wrap up that enrollment. Then they’ll require a one-year follow up.

Now keep in mind we are charging for these devices and as we finish that enrollment we’ll have to make a decision on doing a phase three. Do we keep this trial going on a go forward basis, which would, you know, provide us the ability to implant more? That decision hasn’t been made.

Matthew Scalo:

Okay. Terrific guys. Thanks.

Paul McCormick:

You bet.

Operator:

Your next question comes from Bob Poole with Bricoleur Capital.

Bob Poole:

Hi Paul.

Paul McCormick:

Hi Bob.

Bob Poole:

Quick question on the sales force. Can you remind me what the basic economic deal is with a new sales person? For instance what kind of quota would they have after five to seven months and then how would their – what would average or sort of typical compensation be around that quota? And then how would that compensation behave when they got above quota?

Paul McCormick:

Well, if we get too specific our phones are going to start ringing off the hook form all these reps that want to come work for us.

Bob Poole:

Well, is that bad or is that good?

Paul McCormick:

Well we’ve got to sort through them then.

Bob Poole:

Oh, okay.

Paul McCormick:

You know, basically they have some either option or stock appreciation rights. The goal here is to ensure that they’re aligned well with this company. That we, in fact, turn down inappropriate cases. The challenge with emerging medical device companies is when people get too far out in front and you start having bad results. That’s not a good thing for the business, obviously.

So they do have a vested interest that the company does well. On top of that they get a substantial – compared to some companies, a very good base salary. They get commissions from dollar one. You know, you want them incented to build a franchise, if you will, with these physicians. So they have a competitive income to the major companies out there as well as an incentive that the company does well.

Bob Poole:

Okay.     So there is nothing like a quota. There is no accelerated commission once they get above a certain amount or anything like that?

Paul McCormick:

We’ve tried it – well, in these early stages we’ll be putting together a plan because it will be a much greater known, you know, going into 2006 where we’ll have things like that. But we will temper those things – and all I can do is fall back to my days at U.S. Surgical in 1979 when they put a commission plan that had a bonus commission paid back to dollar one as you hit certain levels. And ultimately you ended up with 90% of the business the last two weeks of the quarter and the rep of the year one year was in jail the next year for – you know, we’ve got to keep the right incentives. They have to do well financially to attract talent.

On the other hand, these reps are going into the ORs. They are providing support for vascular surgeons and we have to temper and balance those two things off.

Bob Poole:

Okay.     All right. Well, the July numbers are kind of stunning so thanks and continued good luck.

Paul McCormick:

Thanks very much Bob.

Operator:

Once again, to ask a question please press star then the number 1 on your telephone.

At this time, there are no further questions. Please proceed with your presentation or any closing remarks.

Paul McCormick:

Well, once again I’d like to express our thanks to everyone for joining us today, for your questions, and for your support. If you have additional questions, please call either Bob or me. We look forward to keeping you apprised of our progress and thanks again for your interest in Endologix.

Operator:

Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.

END